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                                                                     EXHIBIT 5.1





                                January 5, 1998



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

                 Re: Key Energy Group, Inc. - Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as counsel to Key Energy Group, Inc., a Maryland corporation (the "Company"), in connection with the registration on Form S-3 under the Securities Act of 1933, as amended, of (i) 505,979 shares (the "Shares") of the Company's common stock, par value $.10 per share (the "Common Stock"), of which 319,693 (the "Conversion Shares") are being offered upon conversion of the Company's 7% Convertible Subordinated Debentures due 2003 (the"Debentures") and (ii) $3,000,000 principal amount of the Debentures.

         In rendering the opinions set forth below, we have examined the certificate of incorporation, bylaws and corporate proceedings of the Company, and based upon such examination and having regard for applicable legal principles, it is our opinion that (i) the Shares are validly issued, fully paid and nonassessable outstanding shares of the Company's Common Stock, (ii) the Conversion Shares, when issued in accordance with the terms of the Debentures, will be validly issued, fully paid and nonassessable outstanding shares of the Company's Common Stock, and (iii) the Debentures are validly issued, fully paid and nonassessable outstanding debentures of the Company.

         We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus included as part of the Registration Statement.

                                        Very truly yours,


                                        /s/ Porter & Hedges, L.L.P.
                                        PORTER & HEDGES, L.L.P.